Exhibit 10.8
SEVERANCE AGREEMENT

THIS AGREEMENT (the “Agreement”), is entered into as of February 10, 2011 (the “Effective Date”), by and between Kinder Morgan, Inc. (the “Company”) and Steven Kean (“Executive”).

WHEREAS, the Company considers it essential to the best interests of its shareholders to attract and retain key executive management personnel;

WHEREAS, the Executive and the Company had previously entered into that certain Limited Liability Company agreement (the “LLC Agreement”), pursuant to which the Executive was provided with severance benefits under a severance policy in consideration of post-employment restrictive covenants; and

WHEREAS, the Company is now being incorporated and the Company and the Executive wish to enter into a severance agreement to supersede any prior arrangements regarding severance and restrictive covenants contained in the LLC Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound, the Company and the Executive hereby agree as follows:

1	Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(a)
“Accrued Rights” means (i) any amounts of accrued but unpaid Annual Base Salary or unused vacation days accrued through the date of termination, (ii) any bonus earned but unpaid as of the date of termination, and (iii) any vested or accrued employee benefits to which the Executive may be entitled under the employee benefit plans of the Company, payable in accordance with the terms of each applicable plan.

(b)	“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

(c)
“Annual Base Salary” means the Executive’s rate of regular annual base compensation (prior to any reduction (i) pursuant to a salary reduction agreement pursuant to section 401(k) or section 125 of the Code, (ii) under any plan or arrangement deferring any base salary payments, or (iii) that is the basis for termination of employment by the Executive for Good Reason under this Agreement), and shall not include (without limitation), fees, retainers, reimbursements, bonuses, incentive awards, equity grants, options or similar payments.

(d)	“Board” means the Board of Directors of the Company, or its designee.

(e)	“Bylaws” means the bylaws of the Company, as in effect at the relevant time.

(f)	“Cause” means any of the following:

(i)
the Executive’s conviction of, or plea of nolo contendere to, any crime  or offense constituting a felony under applicable law, other than any motor vehicle violations for which no custodial penalty is imposed;

(ii)	the Executive’s commission of fraud or embezzlement against the Company or any of its Subsidiaries;

(iii)
gross neglect by the Executive of, or gross or willful misconduct by the Executive in connection with the performance of, the Executive’s duties to the Company and its Subsidiaries that, if curable, is not cured within thirty (30) calendar days after a written notice of such gross neglect, or gross or willful misconduct, specifically identifying the gross neglect or misconduct, is delivered by the Chief Executive Officer or a majority of the members of the Board to the Executive;

(iv)
the Executive shall have willfully failed or refused to carry out the reasonable and lawful instructions of the Chief Executive Officer or the Board (other than as a result of illness or disability) concerning duties or actions consistent with the Executive’s office, or the Executive’s willful failure to implement any actions consistent with the Executive’s office that the Board may direct such Executive to undertake, and, in each case, such failure or refusal shall have continued for a period of thirty (30) calendar days following written notice from the Chief Executive Officer or a majority of the members of the Board;

(v)
the Executive’s failure to perform the duties and responsibilities of his or her office as his or her primary business activity, provided that, subject to Section 5, so long as it does not materially interfere with his or her duties, nothing herein shall preclude the Executive from accepting appointment to or continuing to serve on any board of directors or as trustee of any business corporation or any charitable organization, from engaging in charitable and community activities, from delivering lectures and fulfilling speaking engagements, or from directing and managing his or her personal investments and those of his or her family;

(vi)	a judicial determination that the Executive has breached his fiduciary duties;

(vii)
the Executive’s willful and material breach of the Shareholders Agreement, the Charter or the Bylaws, including willfully causing the Company or any of its Subsidiaries or Affiliates to take any material action prohibited by the Shareholders Agreement, the Charter or the Bylaws that the Executive failed to cure, if curable, within thirty (30) calendar days following written notice  thereof, specifically identifying such willful and material breach, having been delivered by the Chief

Executive Officer or by a majority of the members of the Board to the Executive; or

(viii)
the Executive’s material breach of the provisions of Section 5 that, if curable, is not cured within thirty (30) calendar  days after notice of such breach is delivered to the Executive by the Chief Executive Officer or by a majority of the members of the Board.

Action or inaction by the Executive shall not be considered “willful” unless done or omitted by him or her in bad faith or with actual knowledge that his action or inaction was in breach of the Shareholders Agreement, the Charter, or the Bylaws, as applicable, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

(g)	“Charter” means the certificate of incorporation of the Company, as in effect at the relevant time.

(h)	“Code” means the Internal Revenue Code of 1986, as amended.

(i)
“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(j)
“Good Reason” means any of the following, without the Executive’s prior consent if (x) any event or circumstances set forth in clauses (i) through (v) below shall have occurred and the Executive provides the Company with written notice thereof within a reasonable period of time (but in no event more than thirty (30) calendar days) after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstances that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within thirty (30) calendar days after the receipt of such notice, and (z) the Executive resigns within five (5) calendar days after the expiration of the period described in clause (y) above:

(i)	a material diminution in the Executive’s duties and responsibilities to the Company and its Subsidiaries to a level inconsistent with those of an executive level employee;

(ii)
a material reduction in the annual base salary of the Executive or a material reduction in the aggregate welfare benefits provided to the Executive (not including any reduction related to a broader compensation or benefit reduction that is not limited to the Executive specifically);

(iii)	a material reduction in the Executive’s maximum annual bonus opportunity from the Executive’s maximum annual bonus opportunity as in effect on the date of this Agreement;

(iv)	the relocation by the Company of the Executive’s primary place of employment with the Company or any of its Subsidiaries to a location not within a 50 mile radius of such current location; or

(v)	a willful and intentional breach of a material provision of the Shareholders Agreement by the Company that has a material and adverse effect on the Executive.

Action or inaction by the Company shall not be considered “willful” unless done or omitted by the Company in bad faith or with actual knowledge that such action or inaction is in breach of the Shareholders Agreement.

(k)
“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.

(l)	“Non-Compete Period” means the period during such Executive’s employment with the Company and, to the extent applicable, the period thereafter determined in accordance with Schedule 1 hereof.

(m)
“Person” means any individual, corporation, company, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, Governmental Entity or other entity.

(n)	“Shareholders Agreement” means the Shareholders Agreement dated as of February 10, 2011.

(o)
“Subsidiary” or “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than 50% of the voting shares or other similar interests or is general partner or managing member of, or serves in a similar capacity for, such Person (including, in the case of the Company, KMP and KMR and their respective Subsidiaries).

Any terms not defined herein shall have the meaning ascribed to them in the Shareholders Agreement.

2	Severance Benefits.

If the Executive’s employment hereunder is terminated by the Company without Cause, or if the Executive resigns for Good Reason, the Executive shall be entitled to receive the following (collectively, the “Severance Benefits”) in addition to the Accrued Rights, subject to the Executive’s continued compliance with the provisions of Section 5:

(a)
continued payment of Annual Base Salary for twelve months following the date of the Executive’s termination (paid in accordance with the Company’s normal payroll practices as in effect on the date of such termination); and

(b)
reimbursement, for a period of time that terminates upon the earlier of (i) twelve months following the termination date or (ii) the date the Executive becomes eligible for alternative coverage with a subsequent employer, of any premiums for continued group medical, dental and vision coverage for the Executive and/or the Executive’s eligible dependents at the same coverage levels as in effect immediately prior to the Executive’s date of termination.

Notwithstanding the foregoing, the Company may, at its election, cease paying any amounts or providing any benefits described above upon ninety (90) days notice to the Executive.  Upon the expiration of the ninetieth (90th) day, the Executive shall no longer be subject to the provisions of Section 5 of this Agreement.

3	Waiver and Release; Timing of Payments.

As condition precedents to receiving any payments under this Agreement (other than those amounts already accrued prior to the date of termination, which shall be payable on the date of termination), (a) Executive shall have executed, within twenty-one (21) days, or if required for an effective release, forty-five (45) days, following the Executive’s termination of employment, a waiver and release in substantially the form attached hereto as Exhibit A (the “Release”), which Release may be updated by the Company from time to time to reflect changes in law, and (b) the seven (7) day revocation period of such Release shall have expired.  Subject to Section 6 and the execution of the Release, all payments under this Section 3 shall be payable as described above; provided, that the first payment shall be made on the sixtieth (60th) day after the Executive’s termination of employment, and such first payment shall include payment of any amounts that would otherwise be due prior thereto.

4	Confidentiality.

The Executive shall not at any time or in any manner, either directly or indirectly, make any unauthorized use or disclosure of any knowledge or information that is unpublished, confidential, or of a proprietary nature, which was generated or acquired during the course of his employment by the Company, relating to the Company’s business or to its processes or trade secrets, or to its sources of supply or customers, or to its marketing efforts or other marketing plans or contemplated marketing actions of the Company; provided, however, nothing contained herein shall be construed to prevent the Executive from using general knowledge and skill whether acquired prior to or during employment by the Company.

Further, the Executive specifically represents that, during the term of employment or upon leaving the Company's employment, the Executive has not and will not remove from the Company's premises, either directly or indirectly, any drawings, writing, prints, computer disks, any documents or anything containing, embodying, or disclosing any confidential or proprietary information or any of the Company's trade secrets unless express written permission is given by a member of the Company's executive management.

For purposes of this section, the terms “confidential information”, “proprietary information” or “trade secrets” mean any information, whether oral, written, furnished to or obtained by the Executive during the term of employment by the Company, which is neither a matter of public record nor previously published.

5	Restrictive Covenants.

The Executive agrees that he or she shall not, during the Non-Compete Period, directly or indirectly (other than on behalf of or at the request of the Company or its Subsidiaries):

(a)
engage in, have an interest in, or otherwise be employed by (whether as an owner, operator, partner, member, manager, employee, officer, director, consultant, advisor, or representative), provide consulting or management services to, or permit his or her name to be used in connection with the activities of, any business or organization, engaged in a business that is competitive with a business in which the Company or any of its Subsidiaries engages (a “Competitive Business”); provided, that ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation shall not be deemed to be a violation of this Section 5 solely by reason thereof; provided, further, that, providing investment banking or legal services to a Competitive Business as an independent consultant, independent advisor or independent representative shall not be deemed to be a violation of this Section 5 solely by reason thereof so long as providing such services is not the primary duties or business activities of such individual; provided, further, that, if the Board determines that the provisions of this Section 5(a) should not apply to the Executive following the termination of the Executive’s employment by the Company, the provisions of this Section 5(a) shall be deemed waived with respect to the Executive;

(b)
solicit any Person who is or, within the prior twelve (12) months, was, or whose Affiliate is or, within the prior twelve (12) months, was a customer of the Company or any of its Subsidiaries or persuade or attempt to persuade any such Person not to be a customer of the Company or any of its Subsidiaries or to reduce the amount of business that such customer does with the Company or any of its Subsidiaries, or enter into or seek to enter into any agreement (to the extent such agreement is of a nature that is related to the business in which the Company or any of its Subsidiaries engage) with, to the Executive’s knowledge, any such Person; or

(c)
contact, approach or solicit for the purpose of offering employment to or hiring or retaining, or actually hire or retain any Person who is or was employed or retained by the Company or its Affiliates as an employee during the immediately preceding twelve (12) months or attempt to persuade any Person not to continue to be employed or retained by the Company or its Affiliates or to terminate his or her employment or services with the Company or its Affiliates; provided, that notwithstanding the foregoing, general solicitations of employment published in a journal, newspaper or other publication of general circulation and not specifically directed towards such employees, consultants or independent contractors shall not be deemed to constitute solicitation for purposes of this Section 5(c).

(d)
Notwithstanding anything to the contrary in this Section 5, with respect to the country of Mexico, this Section 5 will only apply (and therefore will be limited) to activities that are competitive with the businesses in which any of the Mexican Subsidiaries of the Company engages.

The Executive acknowledges and agrees that: (1) the time and geographical scope of the restrictions of this Section 5 are reasonable; (2) the burden on the Executive of complying with the restrictions of this Section 5 is not unreasonable; (3) the general public policy is not harmed by the restrictions of this Section 5; and (4) the restrictions of this Section 5 are necessary for the protection of the Company and its Subsidiaries. The Executive further acknowledges and agrees (x) the Executive’s breach of the provisions of this Section 5 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, (y) if the Executive breaches or threatens to breach the provisions of this Section 5 and the Company (by vote of a majority of the members of the Board) seeks an injunction against the Executive, there is a reasonable probability of the Company’s eventual success on the merits and (z) if the Executive breaches or threatens to breach the provisions of this Section 5 and the Company (by vote of a majority of the members of the Board) seeks an injunction against the Executive, a balancing of equities will be in favor of the Company.  The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company (by vote of a majority of the members of the Board) shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 5 are determined to be wholly or partially unenforceable, the Executive hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law.  If any of the provisions of this Section 5 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction

6	Section 409A.

(a)
The intent of the parties is that payments and benefit under this Agreement comply with or be exempt from Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.  If the Executive notifies the Company that the Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause the Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company shall, after consulting with the Executive, reform such provision to try to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A.  To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b)
A termination of employment shall not be deemed to have occurred for purposes of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A.  As permitted by Treasury Regulation 1.409A-1(h)(1)(ii), 49% shall be substituted in lieu of 20% for the average level of bona fide services performed during the immediately preceding 36 month period in order to constitute a “separation from service”.  For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided on the first business day following the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of such “separation from service” of the Executive, and (B) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 6 (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)
(i) All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive; (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year; provided, that this clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchanged for another benefit.

(d)
For purposes of Section 409A, the Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

7	Offsets for Other Severance Pay.

There shall be no duplication of severance pay in any manner.  Furthermore, the Severance Benefits shall be in lieu of any other payments or benefits in the nature of severance pay or benefits to which Executive may have otherwise been entitled to receive from the Company or its Subsidiaries.  If Executive has received severance pay or benefits, or is entitled to any notice or payment in lieu of notice of termination of employment required by federal, state or local law, including but not limited to the Worker Adjustment and Retraining Notification Act, the Severance Benefits to which the Executive would otherwise be entitled under this Agreement shall be reduced by the amount of any such payment or benefits; provided, that with respect to any payment made to Executive hereunder that is subject to Section 409A, if the Company seeks to set off a payment to be made to Executive hereunder which is subject to Section 409A against an amount owed by the Company to the Executive, the gross amount of such payment to be made to the Executive shall be deemed to be paid to the Executive for U.S. federal income tax purposes, as and when due under this Agreement, and the net amount of such payment (i.e., after deducting applicable withholding taxes) shall be applied against amounts owed by the Company to the Executive; provided, further, that the Company may set off a payment hereunder that is subject to Section 409A pursuant to this sentence only if the right to such set off, or such set off, would not violate Section 409A.

8	Term.

The term of this Agreement commences on the Effective Date; and if the Executive is employed with the Company or any of its Subsidiaries on May 31, 2015, the Agreement shall terminate on May 31, 2015.  If the Executive’s employment with the Company and its Subsidiaries terminates on or prior to May 31, 2015, then the Executive shall have the applicable Non-Compete Period with respect to the Restrictive Covenants set forth in Section 5 of this Agreement for the period after the Executive’s employment as set forth in the Schedule 1 hereto, which may extend past May 31, 2015.  For the avoidance of doubt, the conditions of Section 4 of the Agreement shall continue in perpetuity.

9	At Will Employment.

This Agreement does not alter the “employment at will” status of the Executive and shall not create a contract of guaranteed employment.

10	Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, notwithstanding any conflict of law principles.

(b)
Arbitration.  Other than injunctive relief by the Company pursuant to Sections 4 or 5 of this Agreement, any dispute, controversy, or claim among or between the parties relating to or arising from this Agreement shall be submitted to and settled by binding confidential arbitration (“Arbitration”), administered by the Houston, Texas office of the American Arbitration Association (“AAA”), and conducted pursuant to the rules then in effect of the AAA governing employment disputes.  The Arbitration hearing shall take place in Houston, Texas unless otherwise agreed to by the parties to the Arbitration.  Such Arbitration shall be before three neutral arbitrators (the “Panel”) licensed to practice law in Texas and familiar with commercial disputes.  Any award rendered in any Arbitration shall be final and conclusive upon the parties to the Arbitration, and the judgment thereon may be entered in the highest court of the forum (state or federal) having jurisdiction over the issues addressed in the Arbitration.  The administration fees and expenses of the Arbitration shall be borne equally by the parties to the Arbitration, provided that each party shall pay for and bear the cost of his/her/its own experts, evidence, and attorneys’ fees, except that, in the discretion of the Panel, any award may include the cost of a party’s counsel and/or its share of the expense of Arbitration if the Panel expressly determines that an award of such costs is appropriate to the party whose position substantially prevails in such Arbitration.  To submit a matter to Arbitration, the party seeking redress shall notify in writing the party against whom such redress is sought, describe the nature of such claim, the provision of this Agreement that has been allegedly violated, and the material facts surrounding such claim.  The Panel shall render a single written decision.  The decision of the Panel shall be binding upon the parties to the Arbitration, and after the completion of such Arbitration, the parties to the Arbitration may only institute litigation regarding this Agreement for the sole purpose of enforcing the determination of the Arbitration hearing; except that the Company may seek injunctive or equitable relief as provided herein.  Notwithstanding this Section 10(b), the Company may resort to a court of equity solely for purposes of obtaining injunctive relief to enforce Sections 4 or 5.

(c)
Entire Agreement.  This Agreement is contractual and not a mere recital.  This Agreement constitutes the entire contract between the Executive and the Company.  No amendment to this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of both parties hereto, and each amendment to or waiver of any provision of this Agreement shall, in addition to any other required approvals, also require the prior written approval of (i) Richard D. Kinder (so long as he (together with his Permitted Transferees) owns at least 1.0% of the Total Voting Power) and (ii) the Investor Shareholders holding Voting Securities representing a majority of the Total Voting Power then held by the Investor Shareholders (so long as the Investor Shareholders own at least an aggregate amount of 1.0% of the Total Voting Power).  For the avoidance of doubt, this Section 10(c) is for benefit of, and shall be enforceable by, Richard D. Kinder and the Investor Shareholders.

(d)	Successors. This Agreement is binding upon and inures to the benefit of the heirs, personal representatives, successors and assigns of both parties hereto.

(e)
Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:	Vice President – Human Resources
Kinder Morgan, Inc.
500 Dallas Street, Suite 1000
Houston, TX 77002
To the Executive:	To the last address set forth on the payroll records of the Company

(f)
Withholding.  The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as in the reasonable determination of the Company are required to be withheld pursuant to any applicable law or regulation.

(g)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(h)	Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(i)
Counterparts.  This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

(j)
Survivorship.  The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

KINDER MORGAN, INC.

/s/ James E. Street
James E. Street Vice President, Human Resources and Administration

STEVEN KEAN

/s/ Steven Kean

SCHEDULE 1

NON-COMPETE PERIODS

The Non-Compete Period for the period after the Executive’s employment with the Company and its Subsidiaries shall be as set forth in the table below:

Executive	Non-Compete Period
	Cause	Voluntary termination of employment by Executive without Good Reason	• Termination of employment by Executive due to disability, retirement or Good Reason • Termination of employment by Company without Cause
Steven Kean	2 years	2 years	1 year

EXHIBIT A

RELEASE

This RELEASE (“Release”) dated as of ___________, 20__ between Kinder Morgan, Inc., a Delaware corporation (the “Company”), and Steven Kean (the “Executive”).

WHEREAS, the Company and the Executive previously entered into a severance agreement dated ________, 2011 (the “Severance Agreement”); and

WHEREAS, the Executive's employment with the Company has terminated effective ______ __, 20__ (“Termination Date”);

NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein and in the Severance Agreement, the Company and the Executive agree as follows:

1.   Capitalized terms not defined herein shall have the meaning as defined under the Severance Agreement.

2.   In consideration of the Executive’s release under Paragraph 3 hereof, the Company shall pay to the Executive or provide benefits to the Executive as set forth in Section 2 of the Severance Agreement.

3.   The Executive, on his or her own behalf and on behalf of his or her spouse, personal representatives, heirs, executors, and assigns, hereby generally release and forever discharge the Company, any present or former parent, sister, Affiliate, Subsidiary or related company, and any of its and their respective offices and branches, present or former shareholders, unit holders, partners, limited partners, officers, directors, employees, agents, representatives, legal representatives, accountants, successors, predecessors and assigns (collectively, the “Company Released Parties”), from any and all claims, demands, and actions of any nature, whether known or unknown and whether accrued or unaccrued, and specifically including, but not limited to, those in any manner arising out of or involving any aspect of the Executive’s employment or the termination of such employment at the Company or any of the Company Released Parties, and including any rights or claims under the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act of 1990) (together “ADEA”); Title VII of the Civil Rights Act of 1964; the Vocational Rehabilitation Act; the Americans with Disabilities Act of 1990; the Vietnam Era Veterans Readjustment Assistance Act; Executive Order 11246; the Civil Rights Act of 1871; the Civil Rights Act of 1991; the National Labor Relations Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act of 1993, as amended; the Equal Pay Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act, the anti-discrimination laws of the State of Texas; and including any and all other municipal, state, and/or federal statutory, executive order, or constitutional provisions pertaining to an employment relationship, including the Texas Commission on Human Rights Act.  This settlement, release and waiver also specifically includes, but is not limited to, all such claims in the nature of tort, statutory law, common law or contract claims, including specifically but not limited to any claim of wrongful discharge, unpaid wages, unpaid time off duty, unpaid vacation, stock or stock options, unpaid benefits, unpaid severance, intentional or negligent infliction of emotional distress, defamation, discrimination, retaliation of any kind or other claims in any manner arising out of or involving any aspect of employment or termination of the Executive’s employment. The Executive further agrees not to file a lawsuit of any kind against the Company or any of the Company Released Parties arising from the Executive’s employment at the Company or any of the Company Released Parties, or the termination thereof, or based on any other set of facts or events occurring prior to the Effective Date of this Release.  The Executive also waives and releases all rights to share in any damages or other relief awarded in any class or collective action or in any action brought by, or as a result of a complaint filed with, any federal, state or local agency.  The Executive agrees that he cannot participate as a party or class member in, or receive any portion of any recovery in, any lawsuit or proceeding that is based on any claims or rights released by this Agreement.  The Executive understands that this Release effectively releases and waives any right he or she might have to sue the Company or any of the Company Released Parties for any claim arising out of or related to his or her employment at the Company or any of the Company Released Parties, the separation of his employment, any agreements between the Company or the Company Released Parties and the Executive, or based on any other set of facts or events occurring prior to the Effective Date of this Agreement.  This release includes any and all claims concerning attorney fees, costs, and any and all other expenses related to the claims released herein.  Provided, however, that this release and waiver shall not apply to any rights which, by law, may not be waived or to rights and claims that arise after the effective date of this Release.

4.   The Company and the Executive acknowledge and agree that the release contained in Paragraph 3 does not, and shall not be construed to, release or limit the scope of any existing obligation of the Company and/or any of its Subsidiaries or Affiliates (i) to fail to pay any amounts or benefits pursuant to Section 2 of the Severance Agreement or with respect to the Executive’s rights as a shareholder or equity-award holder of the Company, or (ii) to the Executive and his eligible, participating dependents or beneficiaries under any existing group welfare (excluding severance), equity, or retirement plan of the Company in which the Executive and/or such dependents are participants.

5.   The Executive acknowledges that Section 3 of this Release includes a waiver or any rights and claims arising under the Age Discrimination in Employment Act of 1967, as amended, and the Older Workers Benefit Protection Act.  The Executive acknowledges that the consideration that he or she is receiving in exchange for this waiver of the rights and claims specified in this Section 3 of this Release exceeds anything of value to which he or she is already entitled.  The Executive acknowledges that he or she has been provided at least 21 days (or, if applicable, 45 days) to review the Release and has been advised to review it with an attorney of his or her choice.  In the event the Executive elects to sign this Release prior to this 21 day period (or, if applicable, the 45 day period), he or she agrees that it is a knowing and voluntary waiver of his or her right to wait the full 21 days (or, if applicable, the full 45 days).  The Executive further understands that he or she has 7 days after the signing hereof to revoke it by so notifying the Company in writing, such notice to be received by the Secretary of the Company within the 7 day period.  The Executive further acknowledges that he or she has carefully read this Release, knows and understands its contents and its binding legal effect.  The Executive acknowledges that by signing this Release, he or she does so of his or her own free will and act and that it is his or her intention that he or she be legally bound by its terms.

It is the intention of the parties in executing this Release that this Release shall be effective as a full and final accord and satisfaction and mutual release of and from all liabilities, disputes, claims and matters covered under this Release, known or unknown, suspected or unsuspected.

6.   By executing this Release, the Executive acknowledges that he or she: (i) is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in the Severance Agreement and this Release; (ii) has made his own investigation of the facts and is relying solely upon his own knowledge and, if applicable, the advice of his own legal counsel; (iii) knowingly waives any claim that this Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Release based upon presently existing facts, known or unknown, (iv) is entering into this Release freely and voluntarily; and (v) has carefully read and understood all of the provisions of this Release.  The Company and the Executive stipulate that the Company is relying upon these representations and warranties in entering into this Release.  These representations and warranties shall survive the execution of this Release.

7.   This Release shall become effective on the seventh (7th) day following the day that this Release becomes irrevocable under Paragraph 5.  All payments due to the Executive shall be payable in accordance with Section 2 of the Severance Agreement.

IN WITNESS WHEREOF, the parties have executed this Release on the date first above written.

KINDER MORGAN, INC.
By:

Name:
Title:

STEVEN KEAN